Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release Date: May 6, 2008	Contact: Media Teresa Souza 915/543-5823	Investor Relations: Steve Busser 915/543-5983 Rachelle Williams 915/543-2257

El Paso Electric Announces First Quarter Financial Results

Overview

For the first quarter 2008, EE reported net income of $14.5 million, or $0.32 basic and diluted earnings per share, respectively. In the first quarter of 2007, EE had net income of $15.1 million, or $0.33 basic and diluted earnings per share.

“The first quarter of 2008 was another good quarter for El Paso Electric Company,” said J. Frank Bates, Interim President and Chief Executive Officer. “Improved retail-related and off-system revenues more than offset increases in non-fuel operation and maintenance costs at Palo Verde and our gas-fired generating plants. Adjusted for an executive severance payment and unrealized losses recognized on debt and equity investments, earnings in the first quarter of 2008 were $0.36 per share compared to $0.33 per share in the first quarter of 2007.”

Earnings Summary

The table and explanations below present the major factors affecting 2008 net income relative to 2007 net income.

	Pre-tax Effect	After-tax Net Income	Basic EPS
March 31, 2007		$15,119	$0.33
Changes in:
Retained margins on off-system sales	$2,904	1,829	0.04
Deregulated Palo Verde Unit 3 proxy market pricing	2,884	1,817	0.04
AFUDC and capitalized interest	1,705	1,350	0.03
Retail base revenue	1,822	1,148	0.03
Palo Verde O&M	(4,416)	(2,782)	(0.06)
Fossil fuel plant O&M	(2,625)	(1,654)	(0.03)
Executive severance costs	(1,404)	(885)	(0.02)
Investment income	(1,388)	(875)	(0.02)
Interest on long-term debt	(1,159)	(730)	(0.02)
Other		151	–

March 31, 2008		$14,488	$0.32

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

First Quarter 2008

Earnings for the quarter ended March 31, 2008 when compared to the same period last year were positively affected by:

•	Increased retained margins on off-system sales in 2008 due to increased MWh sales partially offset by lower margins per MWh.
•	Higher proxy market prices for deregulated Palo Verde Unit 3 power sold to retail customers.
•

Increased AFUDC (allowance for funds used during construction) and capitalized interest due to increased construction work in progress subject to AFUDC and nuclear fuel inventory subject to capitalized interest in 2008.

•

Higher retail base revenues in 2008 primarily due to increased kWh sales to small commercial and industrial and public authority customers. KWh sales to small commercial and industrial and public authority customers increased 4.1% and 7.0%, respectively.

Earnings for the quarter ended March 31, 2008 when compared to the same period last year were negatively affected by:

•

Increased Palo Verde non-fuel operations and maintenance expenses in 2008 due to the timing of maintenance at Palo Verde Unit 2 and increased operating costs at all three units. The Palo Verde spring 2008 refueling outage for Unit 2 began in March 2008 while the corresponding spring 2007 refueling outage for Unit 1 did not begin until May 2007.

•	Increased O&M costs at our gas-fired generating plants due to the timing of planned maintenance.
•	Executive severance costs net of forfeited restricted stock in the first quarter of 2008 with no comparable costs in the first quarter of 2007.
•

Decreased investment and interest income due to a decrease in the fair value of our investments in auction rate debt securities and impairments of equity investments in our decommissioning trust funds.

•

Increased interest expense related to our pollution control bonds. The interest rate on two series of our pollution control bonds are reset through weekly auctions which, due to well publicized problems in the auction rate market, has resulted in substantially higher interest rates in the first quarter of 2008.

Key Earnings Drivers

Historically, our earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $1.8 million, pretax or 1.8% in the first quarter of 2008 compared to the same period in 2007. Non-fuel base revenues from small commercial and industrial customers increased by $2.0 million, or 5.5%, in 2008 due primarily to a 4.1% increase in kWh sales in the first quarter of 2008 compared to the same period in 2007. The increase in kWh sales resulted from a 6.9% increase in the average number of customers served. Other public authority revenues increased $0.9 million, or 5.6% in 2008 due to a 7.0% increase in kWh sales reflecting increased sales to military bases, to colleges and universities, and for municipal water pumping. These increases were partially offset by decreased residential base revenues of $0.3 million or 0.8% in the first quarter of 2008 compared to the same period in 2007 as a result of a 0.8% decrease in kWh sales. The decrease in residential kWh sales was due to milder winter weather in 2008 compared to the first quarter of 2007 which was colder than normal. Heating degree days in the first quarter of 2008 were 7.5% below the first quarter of 2007 and 0.8% below the 10-year average. Large commercial and industrial revenues

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

decreased $0.7 million, or 7.3% due to the loss of several large commercial and industrial customers and the transfer of customers to the small commercial and industrial class.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operating expenses. Total Palo Verde MWh generation increased 1.1% in the first quarter of 2008 as a result of an increase in the net generating capability at Palo Verde Unit 3 due to the replacement of the steam generators and an extra day of output in February 2008.

Palo Verde operation and maintenance expenses increased $4.4 million, pre-tax, in the first quarter of 2008 compared to the first quarter of 2007 primarily due to increased maintenance costs incurred during an ongoing refueling outage at Unit 2 and increased operating costs at all three units in response to an enhanced inspection regimen by the Nuclear Regulatory Commission (NRC). The NRC placed Palo Verde Unit 3 in the “multiple/repetitive degraded cornerstone” column of the NRC’s action matrix in February 2007 which has resulted in an enhanced NRC inspection regimen for the entire plant. This enhanced inspection regimen and associated corrective actions has resulted in increased operating costs at the plant.

Off-System Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows off-system sales MWh and the pretax margins realized and retained by us from sales for the quarter ended March 31, 2008 and 2007:

	2008	2007
MWh sales	1,112,686	675,011
Total margins (in thousands)	$14,983	$10,341
Retained margins (in thousands)	$11,263	$8,359

For the quarter ended March 31, 2008, retained margins from off-system sales increased approximately $2.9 million, pretax, over the corresponding period in 2007. The increase in off-system sales margins was primarily the result of an arbitrage sale transaction. Arbitrage transactions are sales in which we purchase power and resell it at a higher price. In May 2007, the Company began selling 100 MW of firm energy and 50 MW of contingent energy to the Imperial Irrigation District. The firm portion of this sale is made through a 100 MW purchase of firm energy from Credit Suisse, LLC and the contingent portion is generally from our generating plants. During the first quarter of 2008, the net margin from this transaction resulted in $5.6 million in gross off-system sales margins with no comparable margins in the first quarter of 2007. In July 2007 pursuant to the 2007 New Mexico Stipulation, we began sharing 25% of off-system sales margins with customers in New Mexico which reduced retained margins by $0.8 million in the first quarter of 2008 compared to the first quarter of 2007. The table below shows on a per MWh basis, revenues, costs and margins from off-system sales for the first quarter of 2008 and 2007:

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Margin Per MWh
March 31, 2007	$54.24	$38.92	$15.32
March 31, 2008	$66.07	$52.60	$13.47

Capital and Liquidity

At March 31, 2008, common stock equity comprised 49.2% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

Cash flows from operations for the three months ended March 31, 2008 decreased to $42.5 million from $61.2 million in the corresponding period in 2007. The primary factors affecting the change in cash flow were reduced collections of deferred fuel revenues in Texas, partially offset by a reversal of deferred taxes in 2008 and increased accounts receivable associated with off-system sales. In the first quarter of 2007, we had net collections of deferred fuel revenues of $16.4 million including $8.8 million of deferred fuel revenues collected under fuel surcharges and $7.6 million of over-recovered fuel revenues (fuel revenues in excess of fuel costs). In the first quarter of 2008, we had an under-recovery of fuel revenues of $2.0 million (fuel costs in excess of fuel revenues) and had no cash flow from fuel surcharges. As a result, collections of deferred fuel revenues were $18.4 million lower in the first quarter of 2008 than in the first quarter of 2007.

In Texas, fuel costs including purchased power energy costs are recovered through a fixed fuel factor which may be adjusted twice a year. We record deferred fuel revenues for the under-recovery of fuel costs until they can be recovered from Texas customers. In January 2007 and September 2007, we completed the recovery of two fuel surcharges to collect under-recovered fuel costs through November 2005. In New Mexico, we collect under-recoveries of fuel costs and refund over-recoveries of fuel costs through a fuel and purchased power adjustment clause with a two month lag. At March 31, 2008, we had a total company fuel under-recovery balance of $29.7 million including a fuel under-recovery balance of $28.8 million in Texas and $0.9 million in New Mexico. In April 2008, the Texas Commission approved a fuel surcharge to recover approximately $30.1 million of under-recovered fuel costs through November 2007, including interest, over a twelve-month period beginning in May 2008.

During the three months ended March 31, 2008, our primary capital requirements were for construction of electric utility plant, purchases of nuclear fuel, and the repurchase of common stock. Capital requirements for new electric plant were $44.0 million for the three-month period ended March 31, 2008 compared to $25.3 million for the three-month period ended March 31, 2007. During the first quarter of 2008, we repurchased $9.9 million of common stock compared to common stock repurchases of $14.0 million in the first quarter of 2007. We financed over 75% of our capital requirements for electric plant and common stock repurchases with cash flows from operations. In addition, during the first quarter of 2008, we liquidated $16.0 million of temporary investments and drew $13.0 million from our $200 million credit facility to finance our capital requirements. At March 31, 2008, we had a balance of $11.7 million in cash and cash equivalents.

Our capital requirements for nuclear fuel increased substantially in 2007 and 2008 as a result of increases in prices for uranium concentrates and an increase in our inventory of nuclear fuel feedstock. We finance our nuclear fuel inventory through a trust that borrows under our $200 million credit facility to acquire and process the nuclear fuel. Borrowings under the credit facility for nuclear fuel were $95.6 million as of March 31, 2008 and $52.0 million as of March 31, 2007. The balance of the credit facility available for nuclear fuel and capital requirements is $91.4 million.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

During the first quarter of 2008, we repurchased 478,634 shares of common stock in the open market at an aggregate cost of $9.9 million. As of March 31, 2008, approximately 1,521,000 shares remain available for repurchase under the currently authorized program.

2008 Earnings Guidance

We are reiterating our earnings guidance for 2008 of $1.50 to $1.90 per basic share.

Conference Call

A conference call to discuss first quarter 2008 earnings is scheduled for 4 p.m. Eastern Time, May 6, 2008. The dial-in number is 800-857-6553 with a passcode of 2008. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Administrative Officer of EE. A replay will run through May 21, 2008. The dial-in number is 800-839-2325 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) costs at Palo Verde, including additional costs relating to an enhanced NRC oversight and inspection regimen; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (vii) deregulation of the electric utility industry; (viii) reduced wholesale margins; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended March 31, 2008 and 2007

(In thousands except for per share data)

(Unaudited)

	2008	2007	Variance
Operating revenues, net of energy expenses:
Base revenues	$104,205	$102,364	$1,841	(a)
Off-system sales margins, net of sharing	11,263	8,359	2,904
Other	8,483	3,571	4,912	(b)

Operating Revenues Net of Energy Expenses	123,951	114,294	9,657

Other operating expenses:
Other operations and maintenance	42,176	37,530	4,646
Palo Verde operations and maintenance	22,154	17,738	4,416
Taxes other than income taxes	11,778	12,066	(288)
Other income (loss)	(1,142)	651	(1,793)

Earnings Before Interest, Taxes, Depreciation and Amortization	46,701	47,611	(910	) (c)

Depreciation and amortization	18,617	17,051	1,566
Interest on long-term debt	10,105	8,946	1,159
AFUDC and capitalized interest	3,963	2,258	1,705
Other interest expense	212	155	57

Income Before Income Taxes	21,730	23,717	(1,987)

Income tax expense	7,242	8,598	(1,356)

Net Income	$14,488	$15,119	$(631)

Basic Earnings per Share	$0.32	$0.33	$(0.01)

Diluted Earnings per Share	$0.32	$0.33	$(0.01)

Weighted average number of shares outstanding	44,961	45,937	(976)

Weighted average number of shares and dilutive potential shares outstanding	45,264	46,374	(1,110)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.1 million and $7.0 million, respectively.
(b)	Other revenues in 2008 reflect higher market prices for Palo Verde Unit 3 power sold to retail customers resulting in a $2.9 million increase in revenues.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Three Months Ended March 31, 2008 and 2007

(In thousands and Unaudited)

	2008	2007
Cash flows from operating activities:
Net income	$14,488	$15,119
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	18,617	17,051
Deferred income taxes, net	4,281	(12,946)
Other	8,413	7,673
Change in working capital items:
Net recovery (deferral) of fuel revenues	(2,035)	16,332
Other	(1,248)	17,959

Net cash provided by operating activities	42,516	61,188

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(43,966)	(25,273)
Cash additions to nuclear fuel	(15,048)	(9,373)
Proceeds from sale of debt securities	16,000	—
Decommissioning trust funds	(3,139)	(2,708)
Other	(5,177)	(861)

Net cash used for investing activities	(51,330)	(38,215)

Cash flows from financing activities:
Proceeds from exercise of stock options	238	3,408
Repurchase of treasury stock	(9,892)	(14,033)
Nuclear fuel financing obligation	12,582	5,715
Proceeds from credit facility	13,000	—
Other	(365)	805

Net cash provided by (used for) financing activities	15,563	(4,105)

Net increase in cash and cash equivalents	6,749	18,868

Cash and cash equivalents at beginning of period	4,976	40,101

Cash and cash equivalents at end of period	$11,725	$58,969

Cash interest payments	$3,839	$2,929

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2008 and 2007

Sales and Revenues Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
MWh sales:
Retail:
Residential	505,448	509,679	(4,231)	(0.8%)
Commercial and industrial, small	478,259	459,396	18,863	4.1%
Commercial and industrial, large	273,406	274,422	(1,016)	(0.4%)
Public authorities	314,474	293,854	20,620	7.0%

Total retail sales	1,571,587	1,537,351	34,236	2.2%

Wholesale:
Sales for resale	9,879	9,402	477	5.1%
Off-system sales	1,112,686	675,011	437,675	64.8%

Total wholesale sales	1,122,565	684,413	438,152	64.0%

Total MWh sales	2,694,152	2,221,764	472,388	21.3%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$41,110	$41,438	$(328)	(0.8%)
Commercial and industrial, small	37,604	35,642	1,962	5.5%
Commercial and industrial, large	8,669	9,348	(679)	(7.3%)
Public authorities	16,428	15,561	867	5.6%

Total retail non-fuel base revenues	103,811	101,989	1,822	1.8%
Wholesale:
Sales for resale	394	375	19	5.1%

Total non-fuel base revenues	104,205	102,364	1,841	1.8%
Fuel revenues:
Recovered from customers during the period (a)	38,614	46,337	(7,723)	(16.7%)
Under (over) collection of fuel	2,035	(7,559)	9,594	—
New Mexico fuel in base rates	16,094	6,981	9,113	—

Total fuel revenues	56,743	45,759	10,984	24.0%
Off-system sales	73,517	36,616	36,901	—
Other	5,775	3,678	2,097	57.0%

Total operating revenues	$240,240	$188,417	$51,823	27.5%

Off-system sales (in thousands):
Gross margins	$14,983	$10,341	$4,642	44.9%
Retained margins	11,263	8,359	2,904	34.7%

Average number of retail customers:

Residential	318,358	313,430	4,928	1.6%
Commercial and industrial, small	35,390	33,108	2,282	6.9%
Commercial and industrial, large	53	58	(5)	(8.6%)
Public authorities	4,864	4,808	56	1.2%

Total	358,665	351,404	7,261	2.1%

Number of retail customers (end of period):

Residential	319,014	314,096	4,918	1.6%
Commercial and industrial, small	35,594	33,224	2,370	7.1%
Commercial and industrial, large	53	57	(4)	(7.0%)
Public authorities	4,876	4,818	58	1.2%

Total	359,537	352,195	7,342	2.1%

Weather statistics			10 Yr Average
Heating degree days	1,191	1,288	1,201
Cooling degree days	24	33	14

(a)	Excludes $8.8 million for 2007 of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2008 and 2007

Generation and Purchased Power Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,261,528	1,248,156	13,372	1.1%
Four Corners	151,983	179,539	(27,556)	(15.3%)
Gas plants	573,090	450,393	122,697	27.2%

Total generation	1,986,601	1,878,088	108,513	5.8%
Purchased power	848,383	487,180	361,203	74.1%

Total available energy	2,834,984	2,365,268	469,716	19.9%
Line losses and Company use	140,832	143,504	(2,672)	(1.9%)

Total MWh sold	2,694,152	2,221,764	472,388	21.3%

Palo Verde capacity factor(a)	91.3%	92.9%	(1.6%)
Four Corners capacity factor	66.9%	79.9%	(13.0%)
(a)	Net generating capability for Palo Verde increased to 633 MW in 2008 from 622 MW in 2007 due to the replacement of steam generators at Palo Verde Unit 3. The first quarter of 2008 also reflects 29 days of generating capability in February 2008.

El Paso Electric Company and Subsidiary

Financial Statistics

At March 31, 2008 and 2007

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2008	2007

Cash and cash equivalents	$11,725	$58,969

Common stock equity	$665,716	$585,322
Long-term debt, net of current portion	590,901	590,872
Financing obligations, net of current portion	76,372	32,077

Total capitalization	$1,332,989	$1,208,271

Current portion of long-term debt and financing obligations	$19,225	$19,877

Number of shares - end of period	44,718,653	45,737,359

Book value per common share	$14.89	$12.80

Common equity ratio	49.23%	47.66%
Debt ratio	50.77%	52.34%